EXHIBIT 99.1

Patriot National Bancorp Announces Strong Second Quarter Results

STAMFORD, Conn., July 27, 2015 (GLOBE NEWSWIRE) -- Patriot National Bancorp, Inc. ("Patriot" or the "Company") (NASDAQ:PNBK), the parent company of Patriot National Bank (the "Bank"), today announced financial results for its second quarter ended June 30, 2015.

Patriot reported net income for the second quarter of 2015 of $689,000, or $0.17 per diluted share, compared to $525,000, or $0.13 per diluted share, a year ago and compared to $289,000, or $0.07 per diluted share, last quarter. Pretax income in the second quarter was $1,141,000 compared with $525,000 for the same quarter of last year, a 117% improvement. Compared to last quarter net income increased 138%. Kenneth T. Neilson, President and CEO commented that "this quarter's progress is the result of decisions and strategies developed and implemented in 2014. We continue to focus on working to improve every aspect of our operation."

Michael Carrazza, Chairman, stated that "given our financial progress and healthy condition, we are actively exploring strategic activities in order to increase shareholder value."

Net interest income increased by $1,315,000, or 32%, compared to the second quarter of last year and by $372,000, or 7%, compared to the first quarter of this year. The growth in net interest income was the result of loan growth along with an expanded net interest margin. Patriot's net interest margin for the second quarter of 2015 was 3.73% compared to 3.31% in the second quarter of 2014 and 3.49% last quarter.

No provision for loan losses was made in the second quarter as asset quality continues to be strong and Patriot's Reserve for Loan Losses is 10 times total nonperforming loans. Patriot had no charge-offs and a net recovery of $15,000 in the second quarter of 2015.

Non-interest income decreased by $172,000 from the second quarter of 2014 and increased by $57,000 from the first quarter of this year. The decrease from the comparable period last year is primarily the result of no Bank Owned Life Insurance ("BOLI") income due to the fourth quarter 2014 disposal of the BOLI investment and to lower overdraft fees. The improvement from the first quarter of this year is primarily the result of an increase in loan origination fees.

Non-interest expense in the second quarter of 2015 increased by $527,000, or 12%, compared to the second quarter of 2014 with 80% of that increase being in salaries and benefits as Patriot strengthened its management team and established a bonus program. The additional staff will also help reduce consulting expenses in future periods. Compared to last quarter non-interest expense increased by $28,000, or less than one percent.

For the six months ended June 30, 2015, Patriot reported net income of $978,000 ($0.25 basic and diluted income per share), an increase of $134,000, or 16%, compared to net income of $844,000 ($0.22 basic and diluted income per share) for the six months ended June 30, 2014. On a pretax basis Patriot earned $1,631,000 in the current year-to-date period, a 93% improvement over the same period last year.

At June 30, 2015 total assets were $629 million compared to $647 million at March 31, 2015 and $552 million at June 30, 2014. Net loans totaled $489 million at June 30, 2015 compared to $494 million at March 31, 2015 and $403 million at June 30, 2014. Deposits were $457 million at June 30, 2015 and March 31, 2015 and $426 million at June 30, 2014. The deposit mix continues to improve as non-interest bearing deposits grow and become a larger portion of total deposits. Patriot's total cost of deposits was 0.45% for the quarter as compared to 0.49% in the prior quarter and 0.57% in the quarter ended June 30, 2014.

Asset quality has continued to improve. Nonperforming loans totaled $511,000 at June 30, 2015 and Patriot has had no Other Real Estate Owned ("OREO") on its books for four consecutive quarters. At June 30, 2015 Patriot's Allowance for Loan Losses provided better than ten times coverage of nonperforming loans and the Company has experienced three consecutive quarters of net recoveries.

At June 30, 2015 shareholders' equity was $60.1 million compared to $59.3 million at March 31, 2015 and $43.3 million a year ago. The Company's tangible book value per share was $15.19 at June 30, 2015 compared to $15.00 at March 31, 2015 and $11.06 at June 30, 2014. Patriot's leverage capital ratio was 9.44% as of June 30, 2015. Its Common Equity Tier I Capital ratio was 10.17%. The Tier I Risk Based Capital ratio was 11.80% and the total Risk-based Capital Ratio was 12.86%. These regulatory capital ratios all exceed those necessary to be considered a well-capitalized institution under Federal guidelines.

"Safe Harbor" Statement Under Private Securities Litigation Reform Act of 1995

Certain statements contained in Bancorp's public statements, including this one, may be forward looking and subject to a variety of risks and uncertainties. These factors include, but are not limited to, (1) changes in prevailing interest rates which would affect the interest earned on Bancorp's interest earning assets and the interest paid on its interest bearing liabilities, (2) the timing of repricing of Bancorp's interest earning assets and interest bearing liabilities, (3) the effect of changes in governmental monetary policy, (4) the effect of changes in regulations applicable to Bancorp and the Bank and the conduct of its business, (5) changes in competition among financial service companies, including possible further encroachment of non-banks on services traditionally provided by banks, (6) the ability of competitors that are larger than Bancorp to provide products and services which it is impracticable for Bancorp to provide, (7) the state of the economy and real estate values in Bancorp's market areas, and the consequent effect on the quality of Bancorp's loans, (8) recent governmental initiatives that are expected to have a profound effect on the financial services industry and could dramatically change the competitive environment of the Company, (9) other legislative or regulatory changes, including those related to residential mortgages, changes in accounting standards, and Federal Deposit Insurance Corporation ("FDIC") premiums that may adversely affect the Company, (10) the application of generally accepted accounting principles, consistently applied, (11) the fact that one period of reported results may not be indicative of future periods, (12) the state of the economy in the greater New York metropolitan area and its particular effect on the Company's customers, vendors and communities and other such factors, including risk factors, as may be described in Bancorp's other filings with the SEC.

PATRIOT NATIONAL BANCORP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)	Three Months Ended			Six Months Ended
Dollars in thousands, except per share data	June 30, 2015	Mar. 31, 2015	June 30, 2014	June 30, 2015	June 30, 2014

Interest and dividend income
Interest and fees on loans	$ 5,924	$ 5,546	$ 4,667	$ 11,470	$ 9,358
Interest on investment securities	119	116	133	235	268
Dividends on investment securities	60	57	42	117	83
Other interest income	17	29	14	46	26
Total interest and dividend income	6,120	5,748	4,856	11,868	9,735

Interest expense
Interest on deposits	513	529	607	1,042	1,244
Interest on Federal Home Loan Bank borrowings	85	71	33	156	66
Interest on subordinated debt	73	71	82	144	282
Total interest expense	671	671	722	1,342	1,592

Net interest income	5,449	5,077	4,134	10,526	8,143

Provision for loan losses	--	250	--	250	--

Net interest income after provision for loan losses	5,449	4,827	4,134	10,276	8,143

Non-interest income
Loan application, inspection and processing fees	105	50	100	155	166
Fees and service charges	147	174	233	321	452
Earnings on cash surrender value of life insurance	--	--	116	--	237
Other income	199	170	174	369	361
Total non-interest income	451	394	623	845	1,216

Non-interest expense
Salaries and benefits	2,395	2,344	1,976	4,739	3,947
Occupancy and equipment expense	909	955	865	1,864	1,787
Data processing	255	250	279	505	529
Professional services and other outside services	391	569	457	960	928
Advertising and promotional expenses	137	50	73	187	124
Loan administration and processing expenses	7	22	19	29	36
Regulatory assessments	157	154	237	311	467
Insurance expense	83	81	78	164	175
Other real estate operations	--	--	(4)	--	12
Material and communications	106	81	84	187	177
Other operating expenses	319	225	168	544	333
Total non-interest expense	4,759	4,731	4,232	9,490	8,515

Income before income taxes	1,141	490	525	1,631	844

Provision for income taxes	452	201	--	653	--
Net income	$ 689	$ 289	$ 525	$ 978	$ 844

Basic income per share (1)	$ 0.18	$ 0.07	$ 0.14	$ 0.25	$ 0.22

Diluted income per share (1)	$ 0.17	$ 0.07	$ 0.13	$ 0.25	$ 0.22

(1) Income per share for 2014 has been restated for a 1-for-10 reverse stock split which took effect on March 4, 2015.

PATRIOT NATIONAL BANCORP, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)
Dollars in thousands	June 30, 2015	Mar. 31, 2015	June 30, 2014

Assets
Cash and due from banks:
Noninterest bearing deposits and cash	$ 2,892	$ 2,080	$ 1,584
Interest bearing deposits	50,201	63,878	58,345
Total cash and cash equivalents	53,093	65,958	59,929

Securities:
Securities-available for sale	31,640	32,738	35,686
Other investments	4,450	4,450	4,450
FRB & FHLB stock	8,648	8,648	5,660
Total securities	44,738	45,836	45,796

Gross loans	493,913	499,359	408,000
Allowance for loan losses	(5,208)	(5,193)	(5,214)
Net loans	488,705	494,166	402,786

Accrued interest and dividends receivable	2,034	1,974	1,555
Premises and equipment, net	24,703	23,056	18,227
Cash surrender value of life insurance	--	--	22,262
Deferred tax asset, net (1)	14,221	14,621	--
Other assets	1,407	1,495	1,498
Total Assets	$ 628,901	$ 647,106	$ 552,053

Liabilities and Shareholders' Equity

Deposits
Noninterest bearing deposits	$ 79,774	$ 70,331	$ 61,685
Interest bearing deposits	377,681	386,776	364,747
	457,455	457,107	426,432

FHLB advances and repurchase agreements	100,000	120,000	72,000
Subordinated debt	8,248	8,248	8,248
Accrued expenses and other liabilities	3,121	2,450	2,057
Total Liabilities	568,824	587,805	508,737

Common stock	396	396	392
Treasury stock	(160)	(160)	(160)
Additional paid-in capital	105,979	105,865	105,610
Accumulated deficit	(45,997)	(46,686)	(61,840)
Accumulated other comprehensive loss	(141)	(114)	(686)
Total Shareholders' Equity	60,077	59,301	43,316

Total Liabilities and Shareholders' Equity	$ 628,901	$ 647,106	$ 552,053

(1) At June 30, 2014, balance includes the deferred tax asset and a full valuation allowance of $17.6 million.

PATRIOT NATIONAL BANCORP, INC.
FINANCIAL RATIOS AND OTHER DATA
(Unaudited)
Dollars in thousands, except per share data

	June 30, 2015	Mar. 31, 2015	June 30, 2014
Asset Quality:
Nonaccrual loans	$ 511	$ 515	$ 13,911
Other real estate owned	--	--	--
Total nonperforming assets	$ 511	$ 515	$ 13,911

Nonaccrual loans / loans	0.10%	0.10%	3.41%
Nonperforming assets / assets	0.08%	0.08%	2.52%
Allowance for loan losses	$ 5,208	$ 5,193	$ 5,214
Allowance for loan losses / loans	1.05%	1.04%	1.28%
Allowance / nonaccrual loans	1019.18%	1008.35%	37.48%

Gross loan charge-offs for the quarter	$ --	$ 10	$ 285
Gross loan recoveries for the quarter	15	29	19
Net loan charge-offs for the quarter	$ (15)	$ (19)	$ 266

Capital Data:
Book value per share (1)	$ 15.19	$ 15.00	$ 11.06
Tangible book value per share (2)	$ 15.19	$ 15.00	$ 11.06
Shares outstanding	3,953,949	3,953,949	3,916,063

(1) Book value per share represents shareholders' equity divided by outstanding shares.
(2) Tangible book value per share represents shareholders' equity less intangible assets divided by outstanding shares.
CONTACT: Patriot National Bank
         900 Bedford Street
         Stamford, CT 06901

         Kenneth T. Neilson
         President & CEO
         203-252-5962

         Christina L. Maier
         EVP & CFO
         203-252-5901